Change in Independent Registered Public Accounting Firm

On December 21, 2016, PricewaterhouseCoopers LLP (“PwC”) resigned as the independent registered public accounting firm of the Fund, in light of the existence of certain lending relationships relevant to the Fund thought to bear on independence considerations associated with Rule 2-01(c)(1)(ii)(A) of Regulation S-X or the “Loan Rule.” PwC advised the Audit
Committee that none of those lending relationships compromised or impaired its objectivity or impartiality in connection with its audits of the Fund’s financial statements.

The audit reports of PwC on the Fund’s financial statements as of and for the years ended
December 31, 2014 and December 31, 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2014 and December 31, 2015 and through December 21, 2016, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports for such years, nor were there any “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange
Act of 1934, as amended (the “Exchange Act”). The Fund previously provided PwC with a copy of the foregoing disclosures, as set forth in the Fund’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2016 (the “Form 8-K”), and asked PwC to furnish the Fund with a letter addressed to the SEC stating whether or not it agreed with the disclosures.
A copy of PwC’s letter dated December 23, 2016, stating that it agreed with the foregoing disclosures, was included as an exhibit to the Form 8-K.

Effective December 23, 2016, Tait, Weller & Baker, LLP (“Tait Weller”) was engaged to serve as the
Fund’s independent registered public accounting firm to audit the Fund’s financial statements for the fiscal year ending December 31, 2016. The Board of Directors of the Fund approved the engagement of Tait Weller upon the recommendation of its Audit Committee. During the two most recent fiscal years and through December 23, 2016, neither the Fund nor any person on its behalf has consulted with Tait
Weller with respect to either (i) the application of accounting principles to a specified transaction, either  completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.